Exhibit 10.12

Summary of Compensation for Named Executive Officers

Set forth below is a summary of the compensation provided by ZipRealty, Inc. (the “Company”) to its named executive officers. This compensation is reviewed and determined at least annually by the Compensation Committee of the Company’s Board of Directors and is subject to its continued discretion. All of the Company’s named executive officers are at-will employees whose employment status may be changed at any time in the discretion of the Company’s Board of Directors or Chief Executive Officer, as applicable.

In order to meet the Company’s compensation objectives for its named executive officers, the Compensation Committee awards three types of annual compensation: base salaries, incentive bonuses and equity grants.

Base Salaries. Effective April 1, 2005, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Annual Base
Name and Principal Position	Salary ($)
Eric A. Danziger	$325,000
President and Chief Executive Officer
Gary M. Beasley	225,000
Executive Vice President and Chief Financial Officer
William Scott Kucirek	175,000
Executive Vice President of New Market Development
William C. Sinclair	175,000
Senior Vice President of Sales and Operations
Joseph Patrick Lashinsky	175,000
Vice President of Marketing and Business Development

The Compensation Committee determined these salaries after considering the Company’s ability to attract and retain qualified individuals, certain salary comparables for the market, and the Company’s desire to gradually adjust certain salaries to reflect market salaries and the skills of the named executive officers.

Incentive Bonuses. The Compensation Committee granted incentive bonuses for the named executive officers during fiscal year 2004. Those bonuses were not made under a plan but, rather, were determined by the Compensation Committee in its discretion in light of the Company’s financial and operating performance during the year, the efforts of the named executive officers in completing the Company’s initial public offering, and the fact that the proposed bonuses were required to be proportionately reduced if profits for fiscal year 2004 did not equal or exceed certain profit targets. The Compensation Committee is currently considering the adoption of a bonus plan for the named executive officers for fiscal year 2005 based on the achievement of certain objectives.

Equity Grants. The named executive officers received equity grants during fiscal year 2004 under the Company’s 1999 Stock Option Plan and 2004 Equity Incentive Plan. Those grants were determined based upon the Company’s financial success and the desire to align the interests of the named executive officers and the Company’s stockholders in the creation of long-term value for the Company’s stock. The Compensation Committee may grant equity to the named executive officers during fiscal year 2005 after considering such matters as it deems appropriate. With respect to future option grants, given the upcoming requirements concerning the expensing of stock options, the Compensation Committee is considering alternative forms of compensation.

2004 Compensation. Base salaries, incentive bonuses and equity grants provided to the Company’s named executive officers for fiscal year 2004 are included in the Company’s Proxy Statement for its 2005 Annual Meeting of Stockholders under the caption, “Executive compensation,” which has been incorporated by reference into Item 11 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.